Exhibit 3.1.1

CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

NATERA INC.

Natera, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this Corporation is Natera, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on January 26, 2007 under the name Gene Security Network, Inc.

SECOND:  That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article IV, Section A of the Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“A.

Upon the effectiveness of this Certificate of Amendment of the Restated Certificate of Incorporation, a reverse stock split of the corporation’s common stock and preferred stock shall become effective such that (i) every 1.63 shares of common stock outstanding immediately prior to the filing of this Certificate of Amendment shall be automatically combined and reclassified into one (1) share of common stock without any further action by the holder thereof and (ii) every 1.63 shares of preferred stock outstanding immediately prior to the filing of this Certificate of Amendment shall be automatically combined and reclassified into one (1) shares of preferred stock without any further action by the holder thereof (collectively, the “Reverse Split”). No fractional shares shall be issued in connection with the Reverse Split, and the aggregate number of shares of common stock or preferred stock, as applicable, to be issued to particular stockholders shall be rounded down to the nearest whole share and any stockholder who would otherwise be entitled to receive a fractional share as a result of such Reverse Split shall receive in lieu thereof cash in the amount equal to such fraction multiplied by the fair market value of the common stock or preferred stock, as applicable, as of the effective filing of this Certificate of Amendment, as determined by the Board of Directors of the corporation. The Reverse Split shall occur whether or not certificates representing any shareholder’s shares held prior to the Reverse Split are surrendered for cancellation.

Authorization of Stock.  This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.  The total number of shares that this corporation is authorized to issue is 133,232,536.

The total number of shares of common stock authorized to be issued is 82,000,000, par value $0.0001 per share (the “Common Stock”).  The total number of shares of preferred stock authorized to be issued is 51,232,536, par value $0.0001 per share (the “Preferred Stock”), of which 5,000,000 shares are designated as “Series A-1 Preferred Stock,” 8,173,468 shares are designated as “Series A Preferred Stock,” 5,744,650 shares are designated as “Series B Preferred Stock,” 8,940,757 shares are designated as “Series C Preferred Stock,” 6,693,636 shares are designated as “Series D Preferred Stock,” 9,591,902 are designated as “Series E Preferred Stock,” and 7,088,123 are designated as “Series F Preferred Stock.”“

THIRD:  That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its President this 19th day of June, 2015.

/s/Matthew Rabinowitz
Matthew Rabinowitz
President